Exhibit 10.23
LINCOLN NATIONAL CORPORATION
DEFERRED COMPENSATION PLAN
for NON-EMPLOYEE DIRECTORS
Amended and Restated Effective November 5, 2008
The Lincoln National Corporation Deferred Compensation for Non-Employee Directors (the “Plan”) was established by Lincoln National Corporation (the “Company” or “LNC”) on July 1, 2004 and is maintained by the Company to provide non-employee members of its Boards with the opportunity to defer annual retainer, meeting, and various other fees that would otherwise be paid to them in cash during the calendar year. The Plan also serves as a vehicle for the Company to contribute deferred stock units—units representing interests in a notional investment fund primarily invested in common stock of the Company—to the Plan accounts of certain Board members. The Plan was amended and restated on November 5, 2008.
The Plan is intended to comply with Internal Revenue Code section 409A and the official guidance issued thereunder. The Plan has been operated in good faith compliance with Code section 409A since January 1, 2005, pursuant to Resolution No. 2007 of the Board of Directors of Lincoln National Corporation, effective December 31, 2004. Notwithstanding any other provision of this Plan, this Plan shall be interpreted, operated and administered in a manner consistent with this intention.
Section 1
Definitions
The following definitions are provided for key terms contained within this document:
“Account” means the separate deferred compensation accounts established by the Company in the name of each Director. Where the context indicates, the term “Account” shall mean one or more of the various sub-accounts that may be created within an Account.
“Affiliate” means:
(a)	Any corporation which, together with the Company, is part of a “controlled group” of corporations, in accordance with Code section 414(b);

(b)	Any organization which, together with the Company, is under “common control,” in accordance with Code section 414(c);

(c)	Any organization which, together with the Company, is an “affiliated service group,” in accordance with Code section 414(m); and

(d)	Any entity required to be aggregated with the Company pursuant to regulations promulgated under Code section 414(o).
“Automatic Contributions” means the amount automatically credited by the Company to an account establish for each LNC Director. LNY Directors are not eligible for Automatic Contributions. Automatic Contributions are credited in the form of LNC Stock Units pursuant to Section 4.3 of the Plan. The amount of Automatic Contributions made to LNC Directors is set forth in Appendix B.
“Beneficiary” means the person or persons, including a trust or the Director’s estate, designated by the Director to receive any death benefits payable under the Plan after the death of the Director. In the event that a Director dies prior to his/her Benefit Commencement Date and has not properly designated a beneficiary, or if no designated beneficiary is living on the date of distribution, such amount shall be distributed to the Director’s estate.
“Benefit Commencement Date” means the date that Plan benefits are scheduled to be paid, or scheduled to begin to be paid if the Director has elected to receive periodic payments of Plan benefits pursuant to Section 7.2(d) of the Plan.

“Boards” or “Board” means the Board of Directors of the Company and/or the Board of Directors of Lincoln Life & Annuity Company of New York.
“Code” means the Internal Revenue Code of 1986, as amended.
“Company” means Lincoln National Corporation or any successor thereto.
“Default Investment Option” means the Investment Option selected by the Plan Administrator in its sole discretion for the investment of any Voluntary Deferrals where the participating Director has failed to provide a valid election with respect to the Plan’s Investment Options.
“Director” or “Directors” means a LNY Director or LNC Director (as defined below).
“Fees” means any annual retainer fee, special meeting fee, non-executive chairperson fee, lead director fee, committee chairperson fee, audit committee fee, or any other fee normally paid to a Director in cash during a calendar year. A non-exclusive description of the Fees that may be paid to, or deferred under the Plan by, Directors is included in Appendix A.
“Investment Option” means one or more of the investment funds in which Directors may direct the investment of their Accounts, pursuant to Section 4.5 of the Plan. In general, the Investment Options under the Plan are “notional” or “phantom” versions of the Investment Options offered under the Company’s qualified savings plans for employees—with the exception of the self-directed brokerage account option, which is not offered under this Plan.
“IRS” means Internal Revenue Service.
“Insider” means an individual subject to the short-swing profit recovery provisions of Section 16 of the Securities Exchange Act of 1934.
“Key Employee” means a Director treated as a “specified employee” as of his or her Separation from Service under Code Section 409A(a)(2)(B)(i) (e.g. as defined in Code Section 416(i) without regard for paragraph (5) thereof). A Director will be generally be treated as a “specified employee” if the Director both owns 1% of the Company (including indirectly pursuant to the IRS rules as set forth in Section 318 of the Code), and if the Director’s annual compensation from the Company exceeds $150,000. Key Employees shall be determined in accordance with Code Section 409A using a December 31st determination date. Key Employee status shall be effective for the 12-month period beginning on the April 1st following the determination date.
“LNC Director” means a member of the Board of the Company who is not an employee of the Company or an Affiliate.
“LNY Director” means a member of the Board of Lincoln Life & Annuity Company of New York who is not an employee of the Company or an Affiliate.
“Plan Administrator” means the Corporate Governance Committee of the Company or its delegate(s).
“Separate from Service” or “Separation from Service” shall have the meaning prescribed in Code section 409A and the regulations thereunder. For purposes of this Plan, subject to Code section 409A and applicable regulations, a Director generally Separates from Service when the director retires, resigns, or otherwise ceases to provide services to LNC and its Affiliates. A Director has not Separated from Service generally if he or she remains a director of LNC or its Affiliates or becomes a director of any corporation that, directly or indirectly, merges with, acquires or otherwise owns and controls more than fifty percent of the assets or common stock of LNC (“Successor Corporation”).
“Valuation Date” means the date on which the Director’s Account is valued, generally prior to Benefit Commencement Date.

“Voluntary Deferral” means the election to defer a specified percentage or a dollar amount (as permitted by the Plan Administrator) of the Director’s Fees that would otherwise be paid to the Director during a calendar year by executing a valid Voluntary Deferral Agreement pursuant to Section 3.2 of the Plan.
“Voluntary Deferral Agreement” means an agreement by which a Director directs the Company to make elective deferrals under the Plan on his or her behalf in lieu of paying the Director cash compensation.
Section 2
Eligibility to Participate
This Plan is maintained by the Company for the benefit of its non-employee Board members—the Directors. The Plan Administrator shall have the discretion to determine the eligibility of Directors to participate in this Plan; provided, however, that in no instance may a current employee of the Company or any Affiliate participate in the Plan.
Section 3
Participation
3.1 Participation. Each LNC Director is automatically a participant in the Plan by virtue of receiving Automatic Contributions pursuant to Section 5 of the Plan. LNY Directors must elect to defer Fees pursuant to a valid Voluntary Deferral Agreement (“Voluntary Deferrals”) in order to participate in the Plan. LNC Directors may also make Voluntary Deferrals. The Directors of participating Affiliates of the Company may participate in the Plan, as set forth in Appendix C.
3.2 Voluntary Deferrals. Each Director may submit a valid Voluntary Deferral Agreement to make Voluntary Deferrals during the Plan’s annual enrollment period, which must end no later than December 31st of the calendar year prior to the calendar year to which the Voluntary Deferral election relates. Newly eligible Directors should submit a valid Voluntary Deferral Agreement prior to being elected to the Board, but no later than thirty (30) days from the date they are elected to the Board. New Directors who fail to submit a valid Voluntary Deferral Agreement during this period must wait until the Plan’s next annual enrollment period to begin making Voluntary Deferrals to the Plan. Voluntary Deferral Agreements are only effective with respect to compensation not yet earned at the time submitted, and to the extent permitted under Code section 409A.
Section 4
Plan Investments & Accounting
4.1 Recordkeeping of Accounts — General. The terms “Account” or “Accounts” refers to the separate account(s) established by the Company in the name of each Director making Voluntary Deferrals under the Plan, or receiving Automatic Contributions under the Plan. The Company may also establish “Sub-Accounts” for each Investment Option under the Plan in which the Director elects to invest. Each Account or Sub-Account is a bookkeeping device only, established for the sole purpose of crediting and tracking amounts deferred under the Plan and the notional investments made by each Director in the Investment Options available under the Plan.
4.2 Notional or “Phantom” Investing. With respect to Voluntary Deferrals, the Company shall credit Accounts and/or Sub-Accounts with any earnings/losses that would have accrued if the Accounts or Sub-Accounts were actually invested in the Investment Options selected by the Director from among the options offered from time to time under the Plan. With respect to Automatic Contributions, the Company shall credit amounts to a LNC Stock Unit Sub-Account, along with any dividends and earnings/losses that would have accrued if those amounts had been actually invested in the LNC Common Stock Fund maintained under the Lincoln National Corporation Employees’ Savings & Retirement Plan. Neither Voluntary Deferrals nor Automatic Contributions are actually invested in the Plan’s Investment Options—the performance of the underlying investment options is used solely as a measure to calculate the value of Plan Accounts.

4.3 Stock Unit Investment Option. The Stock Unit Investment Option tracks the value of the LNC Stock Fund in the Lincoln National Corporation Employees’ Savings and Retirement Plan, which is an undiversified investment primarily for the purpose of investing in the Company’s common stock. Actual shares of the Company’s common stock will be issued in settlement of the Director’s investment in this option when the Account is paid to him or her, with fractional Stock Units paid in cash. Prior to distribution of a Director’s Account pursuant to Section 7 below, and settlement of Stock Units with shares of the Company’s common stock, no voting or other rights of any kind associated with the ownership of the Company’s common stock shall inure to any Director whose Account is credited with Stock Units. The Company reserves the right to eliminate, change or add any Investment Option from the Plan at any time, including the Stock Unit Investment Option.
4.4. Non-Stock Unit Investment Option. Directors shall have no rights to any of the assets, funds or securities in which such Investment Options are actually invested. Upon distribution of the Director’s Account pursuant to Section 7 below, he or she will receive cash in settlement of all amounts credited to non-Stock Unit Investment Options. The Company reserves the right to eliminate, change or add any Investment Option from the Plan at any time.
4.5 Direction of Investments. Subject to the restrictions applicable to investing in the Plan as described in Section 8 below, Directors participating in the Plan may make or change their investment directions with respect to the Investment Options available under the Plan at any time. The Plan’s recordkeeper and third-party administrator will deem any investment directions provided by the Director to be continuing investment directions until the Director takes affirmative action to change the investment directions.
4.6 Default Investment Option. In the case where the Director has not provided valid investment directions to the Plan’s recordkeeper and third-party administrator, any Voluntary Deferrals shall be invested in the Plan’s Default Investment Option. The Plan’s Default Investment Option shall be designated by the Plan Administrator from time to time, in the sole discretion of the Plan Administrator. In general, the Plan’s Default Investment Option shall be the Qualified Default Investment Alternative (the “QDIA”) designated for the employees’ qualified savings plan sponsored by the Company.
Section 5
Automatic Contributions
5.1 Eligibility for Automatic Contributions. The Company will automatically credit each LNC Director with a portion of his or her annual retainer in the form of LNC Stock Units. The amount of each LNC Director’s annual retainer that will be paid as an Automatic Contribution and credited in the form of LNC Stock Units is set forth on Appendix B of this Plan. LNY Directors are not eligible to receive Automatic Contributions.
5.2 Vesting. Automatic Contributions are immediately 100% vested.
5.3 Timing of Automatic Contributions. Automatic Contributions are credited to LNC Directors in four equal quarterly installments, paid in arrears on the last day of each calendar quarter to which the payment relates.
Section 6
Voluntary Deferrals
6.1 Eligibility to Make Voluntary Deferrals. Both LNC and LNY Directors are eligible to defer a percentage (from 1% to 100%), or a specified dollar amount (if permitted by the Plan Administrator), of the Fees that they would otherwise receive in the form of cash. Elections to make a Voluntary Deferral must be made pursuant to a Voluntary Deferral Agreement, in the form and manner prescribed by the Plan Administrator.
6.2. Vesting. Voluntary Deferrals are immediately 100% vested.
6.3 Voluntary Deferral Agreement. Voluntary Deferral Agreements with respect to Fees must be completed in a form and manner satisfactory to the Plan Administrator, by the deadlines described in Section 3.2 above.

Section 7
Distributions
7.1 Default Distribution Upon Separation from Service.
(a) Automatic Contributions. Absent an effective Alternative Election pursuant to Section 7.2 below, the Valuation Date for a Director’s Automatic Contributions will be on the first of the month that is thirteen (13) full months from the date of the Director’s Separation from Service. The Director’s Automatic Contributions will be paid to the Director in the Plan’s default distribution form—a lump sum—on his or her default Benefit Commencement Date, which is as soon as administratively practicable after the Valuation Date, but in no event later than 90 days.
(b) Voluntary Deferrals. Absent an effective Alternative Election pursuant to Section 7.2 below, the Valuation Date for a Director’s Voluntary Deferrals will be on the first of the month that is thirteen (13) full months from the date of the Director’s Separation from Service. The Director’s Voluntary Deferrals will be paid to the Director in the Plan’s default distribution form—a lump sum—on his or her default Benefit Commencement Date, which is as soon as administratively practicable after the Valuation Date, but in no event later than 90 days.
7.2 Alternative Elections. No alternative election made pursuant to this Section 7.2 may result in an impermissible acceleration of payment, including accelerations of payment as defined under Code section 409A. Such an election would be determined to be invalid, and the default distribution rules above will apply.
(a) Initial Elections. Directors may make an alternative election regarding the distribution form, but not the Benefit Commencement Date, for their Account(s) by making a valid Initial Election under the Plan. Generally, Initial Elections must be made by the deadlines described in Section 3.2. However, for Current Directors only, Initial Elections may be made on or before the earlier of Separation from Service and December 31, 2008. Current Directors are Directors serving on a Board as of October 1, 2008. Initial Elections made in 2008 must be made at least 366 days prior to the Director’s default Benefit Commencement Date (Initial Elections may not take effect for twelve (12) months after the date on which the election is made). If a Director fails to make a valid Initial Election under this paragraph, then the default form of distribution set forth in Section 7.1 above shall be deemed the Director’s Initial Election.
(b) Secondary Elections. Directors may make an alternative election regarding both the distribution form and Benefit Commencement Date for their Account(s) pursuant to a Secondary Election, as described in Sections 7.2(c) and (d) below. A Secondary Election is not valid unless it meets the following two conditions: (i) it must be made at least 366 days prior to the Benefit Commencement Date indicated by the Director’s Initial Election (elections may not take effect for twelve (12) months after the date on which the election is made), and (ii) the election to change the Benefit Commencement Date and/or form of distribution must defer or delay payment of the Director’s benefit for at least five (5) years from the Benefit Commencement Date indicated by the Director’s Initial Election.
(c) Alternative Benefit Commencement Dates. With respect to both Voluntary Deferrals and Automatic Contributions, a Director may make a Secondary Election to delay or further defer payment of their Account(s).
(d) Alternative Distribution Forms. With respect to both Voluntary Deferrals and Automatic Contributions, a Director may make a Secondary Election to change the form of distribution for his or her Account(s) to a lump sum or one of the various installment options described below:
•	Five-year installment payments

•	Ten-year installment payments

•	Fifteen-year installment payments

•	Twenty-year installment payments
In the case where the Director’s account is paid out in installments pursuant to an Initial Election, the first installment will be valued on the first day of the month that is thirteen (13) full months from the date of the Director’s retirement or resignation, and paid to the Director within six (6) weeks of the valuation date, but in no event later than 90 days after the valuation date. Subsequent installments shall be valued on February 5th of each succeeding calendar year and paid to the Director within six (6) weeks of the valuation date, but in no event later than 90 days after the valuation date, until the entire account value is paid (with the exception of “Cash Outs” described in Section 7.4 below).

In the case where the Director’s account is paid out in installments pursuant to a Secondary Election, the first installment will be valued on the first day of the month that is at least five (5) years after the first day of the month that is thirteen (13) full months from the date of the Director’s retirement or resignation, and paid to the Director within six (6) weeks of the valuation date, but in no event later than 90 days after the valuation date. Subsequent installments shall be valued on February 5th of each succeeding calendar year and paid to the Director within six (6) weeks of the valuation date, but in no event later than 90 days after the valuation date, until the entire account value is paid (with the exception of “Cash Outs” described in Section 7.4 below).
7.3 Distributions Upon Death. The Valuation Date for the Director’s Account will be the date of the Director’s death. The Director’s Account will be paid to the Director’s Beneficiary in a lump sum as soon as administratively practicable after the Valuation Date, but in no event later than 90 days after the Director’s death. In the event of the death of the Director after his or her Separation from Service, however, the Plan Account will continue to be paid to the Director’s Beneficiary after the Director’s death in the distribution form in effect at the time of death. A Director shall designate his or her Beneficiary(ies) in a writing delivered to the Plan Administrator prior to death in accordance with procedures established by the Plan Administrator. In the event that a Director dies prior to his/her Benefit Commencement Date and has not properly designated a Beneficiary, or if no designated Beneficiary is living on the date of distribution, such amount shall be distributed to the Director’s estate.
7.4 Small Balance Cash-Out Rule. Notwithstanding any elections pursuant to this Section 7 to the contrary, if, beginning on January 1, 2009, with respect to any Director who has Separated from Service, the balance of the Director’s Plan Account(s), together with any other account balance(s) in any other account plans covered by Code section 409A sponsored by the Company, is below the annual limit provided under Section 402(g) of the Internal Revenue Code ($15,500 for 2008, as adjusted) as of any Valuation Date, then the balance will be distributed to the Director in a lump sum as soon as administratively possible from such Valuation Date, but in no event later than 90 days from this date.
7.5. Distributions to Key Employees. Notwithstanding any other provision of this Plan to the contrary, in the event a Director is a Key Employee as of the date of his or her Separation from Service, distributions to such Director shall not be paid earlier than six months after the date upon which the Key Employee Separates from Service. In the case of all benefits which are delayed due to the imposition of this Section 7.6, payments shall be paid on the first day of the seventh month following the month in which the Director’s Separation from Service occurs (or, if earlier, the first day of the month following the Director’s death). Interest shall not accrue on such amounts during the period of delay.
7.6 Effect of Early Taxation. If a Director’s Plan Account(s) is includable in income pursuant to Code section 409A, such benefits shall be distributed immediately to the Director.
7.7 Permitted Delays. Notwithstanding the foregoing, any payment to a Director under the Plan shall be delayed upon the Plan Administrator’s reasonable anticipation of one or more of the following events:
(a) The Company’s deduction with respect to such payment would be eliminated by application of Code section 162(m); or
(b) The making of the payment would violate Federal securities laws or other applicable law;
provided, that any payment delayed pursuant to this Section 7.7 shall be paid in accordance with Code section 409A.
Section 8
Restrictions on Investment Activity
8.1 Restrictions on Transfers or Redemptions Involving the Stock Unit Investment Option. Unless a Director is in possession of material non-public information, a Director may redeem or transfer amounts out of a non-Stock Unit Investment Option and into the Stock Unit Investment Option pursuant to an election made during an open “window period” as defined in the Company’s Insider Trading and Confidentiality Policy or a successor policy. Notwithstanding the foregoing, due to the fact that each Director is an Insider, Directors may redeem or transfer amounts from a non-Stock Unit Investment Option into the Stock Unit Investment Option during such window period only if it is determined that such redemption or transfer will not result in a violation of Section 16 of the Securities Exchange Act of 1934.

8.2 General Restrictions on Transfers or Redemptions. In order to prevent market timing, excessive trading, and other abuses, the managers of the various investment options offered under the Lincoln National Corporation Employees’ Savings and Retirement Plan may impose additional trading restrictions or redemption fees triggered by certain kinds of trades or trading activities. The same or similar trading restrictions may be applied to related Investment Options offered under this Plan, if, in the sole discretion of the Plan Administrator, the pattern of investment is considered abusive. For mutual fund options, trading restrictions or applicable redemption fees are found in the fund prospectus. For collective investment trust options, trading restrictions or applicable redemption fees are found in the trust’s disclosure statement.
Section 9
Claims
9.1 General Administration. The Plan Administrator shall be responsible for the operation and administration of the Plan and for carrying out the provisions hereof. The Plan Administrator shall have the full authority and discretion to make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Plan and decide or resolve any and all questions, including interpretations of this Plan, as may arise in connection with this Plan. Any such action taken by the Plan Administrator shall be final and conclusive and binding on any party. To the extent the Plan Administrator has been granted discretionary authority under the Plan, the Plan Administrator’s prior exercise of such authority shall not obligate it to exercise its authority in a like fashion thereafter. The Plan Administrator shall be entitled to rely conclusively upon all tables, valuations, certificates, opinions and reports furnished by any actuary, accountant, controller, counsel or other person employed or engaged by the Company with respect to the Plan. The Plan Administrator may, from time to time, employ agents and delegate to such agents, including employees of the Company, such administrative duties as it sees fit. The Plan Administrator has delegated the review of claims and appeals for benefits under this Plan to the Benefit Appeals Committee of the Company’s Benefits Committee.
9.2 Claims for Benefits.
(a) Filing a Claim. A Director or his authorized representative may file a claim for benefits under the Plan. Any claim must be in writing and submitted to the Appeals Committee or its delegate at such address as may be specified from time to time. Claimants will be notified in writing of approved claims, which will be processed as claimed. A claim is considered approved only if its approval is communicated in writing to a claimant.
(b) Denial of Claim. In the case of the denial of a claim respecting benefits paid or payable with respect to a Director, a written notice will be furnished to the claimant within 90 days of the date on which the claim is received by the Appeals Committee. If special circumstances (such as for a hearing) require a longer period, the claimant will be notified in writing, prior to the expiration of the 90-day period, of the reasons for an extension of time; provided, however, that no extensions will be permitted beyond 90 days after the expiration of the initial 90-day period.
(c) Reasons for Denial. A denial or partial denial of a claim will be dated and signed by the Appeals Committee and will clearly set forth:
(i) the specific reason or reasons for the denial;
(ii) specific reference to pertinent Plan provisions on which the denial is based;
(iii) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and
(iv) an explanation of the procedure for review of the denied or partially denied claim set forth below.

(d) Review of Denial. Upon denial of a claim, in whole or in part, a claimant or his duly authorized representative will have the right to submit a written request to the Appeals Committee for a full and fair review of the denied claim by filing a written notice of appeal with the Appeals Committee within 60 days of the receipt by the claimant of written notice of the denial of the claim. A claimant or the claimant’s authorized representative will have, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits and may submit issues and comments in writing. The review will take into account all comments, documents, records, and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.
If the claimant fails to file a request for review within 60 days of the denial notification, the claim will be deemed abandoned and the claimant precluded from reasserting it. If the claimant does file a request for review, his request must include a description of the issues and evidence he deems relevant. Failure to raise issues or present evidence on review will preclude those issues or evidence from being presented in any subsequent proceeding or judicial review of the claim.
(e) Decision Upon Review. The Appeals Committee will provide a prompt written decision on review. If the claim is denied on review, the decision shall set forth:
(i) the specific reason or reasons for the adverse determination;
(ii) specific reference to pertinent Plan provisions on which the adverse determination is based;
(iii) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits; and
(iv) a statement describing any voluntary appeal procedures offered by the Plan and the claimant’s right to obtain the information about such procedures.
A decision will be rendered no more than 60 days after the Appeals Committee’s receipt of the request for review, except that such period may be extended for an additional 60 days if the Appeals Committee determines that special circumstances (such as for a hearing) require such extension. If an extension of time is required, written notice of the extension will be furnished to the claimant before the end of the initial 60-day period.
(f) Finality of Determinations; Exhaustion of Remedies; Limitations Period. To the extent permitted by law, decisions reached under the claims procedures set forth in this Section shall be final and binding on all parties. No legal action for benefits under the Plan shall be brought unless and until the claimant has exhausted his remedies under this Section. In any such legal action, the claimant may only present evidence and theories which the claimant presented during the claims procedure. Any claims which the claimant does not in good faith pursue through the review stage of the procedure shall be treated as having been irrevocably waived. Judicial review of a claimant’s denied claim shall be limited to a determination of whether the denial was an abuse of discretion based on the evidence and theories the claimant presented during the claims procedure. Any suit or legal action initiated by a claimant under the Plan must be brought by the claimant no later than one year following a final decision on the claim for benefits by the Appeals Committee. The one-year limitation on suits for benefits will apply in any forum where a claimant initiates such suit or legal action.
9.3 Indemnification. To the extent not covered by insurance, the Company shall indemnify the Appeals Committee, each employee, officer, director, and agent of the Company, and all persons formerly serving in such capacities, against any and all liabilities or expenses, including all legal fees relating thereto, arising in connection with the exercise of their duties and responsibilities with respect to the Plan, provided however that the Company shall not indemnify any person for liabilities or expenses due to that person’s own gross negligence or willful misconduct.

Section 10
Miscellaneous
10.1. No Contract Created. This Plan does not and is not intended to create a contract of employment or guarantee that a Director will continue to provide services of any kind to the Company, including as a Director. The provisions of this Plan shall not be interpreted to limit any independent right of the Company to require the resignation of a Director, nor limit the right of a Director to voluntarily terminate from the service of the Company or its Affiliates.
10.2. Amendment, Suspension or Termination of Plan. This Plan may be amended or terminated at any time and from time to time by the Company without an Director’s consent, but no amendment shall operate to give the Director, or his Beneficiary, either directly or indirectly, any interest whatsoever in any funds or assets of the Company, except the right upon fulfillment of all terms and conditions hereof to receive the payments herein provided. Likewise, no amendment, suspension or termination of this Plan shall, in and of itself, result in the forfeiture of any benefit credited to a Director. No amendment, suspension or termination of this Plan shall operate to reduce or diminish any benefit after payment of such benefit has begun. The Company retains the right to amend this Plan prospectively at any time. This Plan may be amended by action of the Corporate Governance Committee of the Board at a meeting held either in person or by telephone or other electronic means, or by unanimous consent in lieu of a meeting. The Committee may delegate this amendment power to an officer of the Company.
Effective August 15, 2004, the Committee delegated to the Senior Vice President of Human Resources the authority to amend the Plan to change the Investment Options offered under the Plan to maintain such “mirroring” of the investment options offered under the Lincoln National Corporation Employees’ Savings and Retirement Plan as appropriate, as well as the power to amend the Plan to reflect any changes in the Plan’s contractual relationships with its service providers or other vendors.
10.3 Effect of Amendment or Termination. Except as provided in the next sentence, no amendment or termination of the Plan shall adversely affect the rights of any Director or Beneficiary receiving benefits under the Plan as of the effective date of such amendment or termination. Upon termination of the Plan, distribution of Plan benefits shall be made to Directors or Beneficiaries in the manner and at the time described in Section 7, unless the Company determines in its sole discretion that all such amounts shall be distributed upon termination in accordance with the requirements under Code section 409A. Upon termination of the Plan, no further benefit accruals shall occur.
10.4 Change of Control. In the event of a Change of Control as defined in the Lincoln National Corporation Executives’ Severance Benefit Plan, no amendment or termination of this Plan shall adversely affect the right of any Director to the benefits credited to the Director, or to payment of such benefits under the terms of this Plan as in effect immediately prior to such Change of Control.
10. Incapacity. Any amount payable under this Plan to an incompetent or otherwise incapacitated person may, at the sole discretion of the Plan Administrator, be made directly to such person or for the benefit of such person through payment to an institution or other entity caring for or rendering service to or for such person or to a guardian of such person or to another person with whom such person resides. The receipt of such payment by the institution, entity, guardian or other person shall be a full discharge of that amount of the obligation of the Company to the Director or the Director’s Beneficiary(ies).
10.7 Governing Law. This Plan shall be governed and construed in accordance with the laws of the State of Indiana. When appropriate, the singular nouns in this Plan include the plural, and vice versa. If any provision of this Plan is deemed invalid or unenforceable, the remaining provisions shall continue in effect.
10.8 Source of Payments; Rights Unsecured. The amount of any benefit payable under the Plan with respect to any Director shall be paid from the general assets of the Company. The right of a Director or his or her Beneficiary to receive a distribution hereunder shall be an unsecured (but legally enforceable) claim against the general assets of the Company, and neither the Director nor his or her Beneficiary shall have any rights in or against any assets of the Company. The Plan at all times shall be considered entirely unfunded for tax purposes. Any funds set aside by the Company for the purpose of meeting its obligations under the Plan, including any amounts held by a trustee, shall continue for all purposes to be part of the general assets of the Company and shall be available to its general creditors in the event of the Company’s bankruptcy or insolvency. The Company’s obligation under this Plan shall be that of an unfunded and unsecured promise to pay money in the future.

10.9 No Guarantee of Benefits. Nothing contained in the Plan shall constitute a guarantee by the Company or any other person or entity that the assets of the Company will be sufficient to pay any benefits hereunder.
10.10 No Enlargement of Rights. No Director or Beneficiary shall have any right to receive a distribution under the Plan except in accordance with the terms of the Plan.
10.11 Anti-Alienation Provision. No interest of any person in, or right to receive a distribution under, the Plan shall be subject in any manner to sale, transfer, assignment, pledge, attachment, garnishment, or other alienation or encumbrance of any kind; nor may such interest or right to receive a distribution be taken, either voluntarily or involuntarily for the satisfaction of the debts of, or other obligations or claims against, such person.
10.12 Corporate Successors. The Plan and the obligations of the Company under the Plan shall become the responsibility of any successor to the Company by reason of a transfer or sale of substantially all of the assets of the Company or by the merger or consolidation of the Company into or with any other corporation or other entity.
10.14 Unclaimed Benefits. Each Director shall keep the Corporation’s Secretary informed of his or her current address and the current address of his or her Beneficiary. The Secretary shall not be obligated to search for the whereabouts of any person if the location of a person is not made known to the Secretary.
10.15 Severability. In the event any provision of the Plan shall be held invalid or illegal for any reason, any illegality or invalidity shall not affect the remaining parts of the Plan, but the Plan shall be construed and enforced as if the illegal or invalid provision had never been inserted.
10.16 Words and Headings. Words in the masculine gender shall include the feminine and the singular shall include the plural, and vice versa, unless qualified by the context. Any headings used herein are included for ease of reference only, and are not to be construed so as to alter the terms hereof.
IN WITNESS WHEREOF, the President and Chief Executive Officer of the Company executed this Plan as of this 5th day of November, 2008.

LINCOLN NATIONAL CORPORATION

By:	Dennis R. Glass
Its:	President and Chief Executive Officer